UNITED STATES

                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                              FORM 10-Q

(Mark One)
[x]        QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended                            June 30, 1997


                                  OR

[ ]       TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from
                  to


Commission file number                                      0-19365


                                       CROWN ENERGY CORPORATION

        (Exact name of registrant as specified in its charter)

                               Utah
          87-0368981                          (State or
other jurisdiction of incorporation                        (I.R.S. Employer
Identification No.)
              or organization)

                        215 South State, Suite 550, Salt Lake City, Utah,
84111
          (Address of principal executive offices, zip code)

                                                       (801) 537-5610

         (Registrant's telephone number, including area code)

                                                               Not applicable

(Former name, former address and former fiscal year, if changed since last report)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   X     No


     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

There were 11,501,465 shares of $.02 par value common stock outstanding as of August 13, 1997.



                       CROWN ENERGY CORPORATION

                                INDEX
                                                                 PAGE(S)


PART I.        FINANCIAL INFORMATION


     ITEM 1.   FINANCIAL STATEMENTS

               Condensed Consolidated Balance Sheet at June 30,
                  1997 (unaudited) and December 31, 1996             3

               Condensed Consolidated Statement of Income for the Three
                  Months ended June 30, 1997 and 1996 (unaudited)    5

               Condensed Consolidated Statement of Income for the Six
                  Months ended June 30, 1997 and 1996 (unaudited)    6

               Condensed Consolidated Statement of Stockholder's Equity
                  (unaudited)                                        7

               Condensed Consolidated Statement of Cash Flows for the
                  Six Months ended June 30, 1997 and 1996 (unaudited)8

               Notes to Condensed Consolidated Financial Statements
                  (unaudited)                                       10


     ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS              13


PART II.       OTHER INFORMATION

     ITEM 1.   LEGAL PROCEEDINGS                               15

     ITEM 2.   CHANGES IN SECURITIES                           15

     ITEM 3.   DEFAULTS UPON SENIOR SECURITIES                 15

     ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS  15

     ITEM 5.   OTHER INFORMATION                               15

     ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K                15


PART III.      SIGNATURES                                      16

                     PART I-FINANCIAL INFORMATION
                    ITEM 1.  FINANCIAL STATEMENTS

                       CROWN ENERGY CORPORATION

                CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS


                                             June 30,
                                             1997               December 31,
                                              [unaudited]              1996


CURRENT ASSETS:
     Cash                                    $26,774          $142,772
     Joint interest and
        trade accounts receivable           13,022         30,379
     Notes receivable                        150,000                 0
     Other current assets                                 154,300
           72,780
          Total Current Assets               344,096           245,931


INVESTMENT IN OIL AND GAS PROPERTIES             0           1,083,882
     (full cost method, net of accumulated depletion)

INVESTMENT IN OIL SAND PROPERTIES            2,958,709          2,919,077

OTHER ASSETS                                 344,984           342,484




          TOTAL ASSETS                        $3,647,789            $4,591,374


                       CROWN ENERGY CORPORATION

                CONDENSED CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' EQUITY


                                             June 30,
                                             1997               December 31,
                                               [unaudited]
1996

CURRENT LIABILITIES
     Accounts payable                        $41,318           $92,663
     Current portion of long-term debt       293,635           185,984
     Other current liabilities              141,553            225,322
          Total Current Liabilities          476,506           503,969

LONG TERM DEBT                                   0              60,845

LONG TERM DEBT -- RELATED PARTIES            126,786           121,248

DEFERRED TAX LIABILITY                        60,223            434,056

          Total Liabilities                  663,516             1,120,118

STOCKHOLDERS' EQUITY:
     Preferred stock, $.005 par value, 1,000,000 shares
     authorized, no shares issued and outstanding           -----          -----
     Common stock, $.02 par value, 50,000,000 shares
     authorized, 11,501,465 and 11,430,571 issued and
     outstanding at 1997 and 1996            230,029           228,611
     Capital in excess of par value          5,553,069          5,497,772
     Retained earnings                     (2,798,825)             (2,255,127)

          Total Stockholders' Equity       2,984,273                3,471,256

          TOTAL LIABILITIES AND
               STOCKHOLDERS' EQUITY            $3,647,789         $4,591,374

                       CROWN ENERGY CORPORATION

                             [UNAUDITED]

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 For the Three Months Ended
                                                                June 30,


                                                       1997
1996

REVENUE:
     Oil and gas production                           $26,993      $55,441

               Total Revenue                            26,993        55,441

EXPENSES:
     Production costs and related taxes                  26,496    32,953
     General and administrative expenses                 81,119   109,645
     Depletion, depreciation and amortization           8,905         15,880

               Total Expenses                         116,520       158,478

OPERATING INCOME (LOSS)                              (89,527)    (103,037)

OTHER INCOME (EXPENSES):
     Interest and other income                             588    2,489
     Gain (loss) on sale of properties                  0              0
     Interest and other expense                     (745,300)        (5,410)

               Total Other Income (Expenses)         (744,712)        (2,921)

INCOME (LOSS) BEFORE TAX PROVISION                 ($834,239)  ($105,958)

PROVISION FOR TAXES:
     Current tax expense (benefit)                    0         0
     Deferred tax expense (benefit)                  (345,663)     (36,026)

NET INCOME (LOSS)                                   ($488,576)   ($69,932)

NET INCOME (LOSS) PER SHARE                              ($0.04)         ($0.01)

                       CROWN ENERGY CORPORATION

                             [UNAUDITED]

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 For the Six Months Ended
                                                                  June 30,

                                                      1997       1996

REVENUE:
     Oil and gas production                        $77,496      $99,993

           Total Revenue                             77,496        99,993

EXPENSES:
     Production costs and related taxes             54,653    62,824
     General and administrative expenses             163,998   230,820
     Depletion, depreciation and amortization        23,817        30,068

               Total Expenses                          242,468      323,712

OPERATING INCOME (LOSS)                             (164,972)   (223,719)

OTHER INCOME (EXPENSES):
     Interest and other income                    1,486     5,104
     Gain (loss) on sale of properties                0         0
    Interest and other expense                     (754,045)       (10,666)

            Total Other Income (Expenses)        (752,559)         (5,562)

INCOME (LOSS) BEFORE TAX PROVISION                ($917,531)   ($229,281)

PROVISION FOR TAXES:
     Current tax expense (benefit)                    0         0
     Deferred tax expense (benefit)                 (373,833)      (77,956)

NET INCOME (LOSS)                                ($543,698)     ($151,325)

NET INCOME (LOSS) PER SHARE                             ($0.05)       ($0.01)

















                       CROWN ENERGY CORPORATION

                   CONDENSED CONSOLIDATED STATEMENT
                       OF STOCKHOLDERS' EQUITY

                             [UNAUDITED]

                FOR THE SIX MONTHS ENDED JUNE 30, 1997


                Common Stock            Capital in
                                        Excess of    Retained
                 Shares    Amount       Par Value   (Deficit)     Total

BALANCE, DECEMBER 31,
  1996           11,430,571  $228,611  $5,497,772  ($2,255,127)  $3,471,256

Net Income (loss) for the six
  months ended June 30, 1997    ---       ---       ---  (543,698)  (543,698)

Shares issued for services at  45,000       900   42,706        ---    43,606
  $.86 to $1.00 per share

Shares issued for payment of   25,894       518   12,591        ---    13,109
  note payable




BALANCE, JUNE 30,
   1997            11,501,465    $230,029   $5,553,069 ($2,798,825)   $2,984,273

                       CROWN ENERGY CORPORATION

                             [UNAUDITED]

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                 For the Six Months Ended
                                                          June 30,

                                                      1997         1996


CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
   Net income (loss)                                 ($543,698)   ($151,325)

   Adjustments to reconcile net loss to
    net cash used by operating activities:
      Common Stock issued for commissions                    0    40,000
      Amortization, depreciation and depletion           23,817    30,067
      Net effect of sale of subsidiary                  903,430         0
      Change in assets and liabilities:
       Joint interest and accounts receivable          30,379    23,146
       Other assets                                   (98,800)  (23,209)
       Accounts Payable                                (51,345) (115,155)
       Other current liabilities                       (83,769)    46,567
       Deferred tax liability                         (373,833)      (77,956)

        Total adjustments                             349,879       (76,540)

        Net Cash Used by Operating Activities       (193,819)     (227,865)

CASH FLOWS FROM (TO) INVESTING ACTIVITIES:
   Additions to oil sand properties                      (39,632)  (32,424)
   Net Proceeds from sale of oil
       and gas properties                               0                 0

        Net Cash Provided (Used) in
             Investing Activities                     (39,632)      (32,424)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES:
   Net changes in long-term debt                        (32,547)     4,343
   Net proceeds from issuance of convertible debenture    150,000         0
   Net proceeds from sale of common stock                   0         335,000

        Net Cash Provided by Financing Activities       $117,453       $339,343

                       CROWN ENERGY CORPORATION

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             [CONTINUED]


                                                 For the Six Months Ended
                                                         June 30,

                                                      1997       1996


Net Increase (Decrease) in Cash:                   ($115,998)       $79,054

Cash at Beginning of Period                           $142,772       $97,247

Cash at End of Period                                 $26,774        $176,300


Supplemental Disclosure of Cash Flow Information
   Cash paid during the period:
    Interest                                              $4,844          $3,104

    Income taxes                                           ---            ---



Supplemental Schedule of Non-cash Investing and Financing Activities:

   For the period ended June 30, 1997:

    The Company issued 45,000 shares of common stock in payment of accounts payable and oil sand costs.

  The Company issued 25,894 shares of common stock in payment of a note payable.

  The Company converted accrued interest of $13,142 into notes payable.

   For the period ended June 30, 1996:

    The Company issued 191,547 shares of common stock in payment of $89,375 in current liabilities and $90,000 in project costs.

    The Company issued 10,000 shares of common stock to restructure an oil sand lease.

    The Company converted accrued interest of $8,121 into notes payable.



                       CROWN ENERGY CORPORATION

              NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                         FINANCIAL STATEMENTS


     NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments)
          necessary to present fairly the financial position, results of operations and changes in stockholders' equity and cash flows at June 30, 1997 and for all periods presented have been made.

          Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1996 audited financial statements. The results of operations for the period ended June 30, 1997 are not necessarily indicative of the operating results for the full year.

          ORGANIZATION

          Crown Energy Corporation ["Crown"], a Utah corporation, was organized on March 17, 1981.
          Crown's primary activities have been the acquisition and development of oil and gas leases.

          BuenaVentura Resources Corporation ["BVRC"], a Utah corporation, was organized October 24,
          1985. BVRC is active in the mining and development of oil sand deposits and owns the rights to a newly patented technology for the extraction of oil from oil sands. Crown acquired 100% of
          BVRC on September 30, 1992.

          Gavilan Petroleum, Inc. ["Gavilan"], a Utah corporation, was organized on September 9, 1985.
          Gavilan is engaged in the production and selling of oil and gas from leases it operates in the state of Utah. Gavilan became a 100% subsidiary of Crown on January 24, 1991. Gavilan was sold on July 2, 1997 for $150,000. The sale was retroactive to June 1, 1997 and, accordingly, is accounted for in these financial statements. (See Note 3 - Sale of Subsidiary)

          PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

          OIL AND GAS PROPERTIES

          Oil and gas properties are accounted for on the full cost method, whereby all costs associated with acquisition, exploration and development of oil and gas properties are capitalized on a country-by-country, cost center basis. All oil and gas revenues are derived from reserves located in the state of Utah. Amortization of such costs is determined by the ratio of current period production to estimated proved reserves. Estimated proved reserves are based upon reports of petroleum engineers.




                       CROWN ENERGY CORPORATION

              NOTES TO UNAUDITED CONDENSED CONSOLIDATED

                         FINANCIAL STATEMENTS


          The net carrying value of oil and gas properties is limited to the lower of amortized costs or the cost center ceiling [defined as the sum of the present value [10% discount rate] of estimated, unescalated future net cash flows from proved reserves, plus the lower of cost or estimated fair value of unproved properties, giving effect to income taxes].

          OIL SAND PROPERTIES

          The Company's investment in oil sand properties, including acquisition and development costs, are being capitalized and will be amortized by the unit-of-production method once commercial production commences, projected to be 1998. The Company reviews its investment in oil sand properties for impairment whenever events or changes in circumstance indicate that the carrying amount of the investment may not be recoverable. The Company's basis of determining the recoverability of its investment is based on estimated future cash flows expected to result from the extraction and production of products from the oil sands. The Company is unaware of any events or changes in circumstance that would merit a review for impairment, however, the Company's estimated future cash flows from its investment in oil sands exceeds the carrying value of the investment, thus there is no current impact from the adoption of SFAS 121.

          INCOME (LOSS) PER SHARE

          The computation of income (loss) per share of common stock is based on the weighted average number of shares outstanding during the periods presented.

     NOTE 2 - SIGNIFICANT CUSTOMERS

          The Company sells substantially all of its oil production to one purchaser. If this purchaser stopped buying products from the Company, the Company would then contract with other purchasers available in the areas where the oil is produced. The effect of this purchaser pulling out of the area would at least put a temporary downward pressure on prices in the area, but it is not currently possible for the Company to estimate how the Company would be affected.
          Management believes that its oil is a commodity that is readily marketable and that the marketing methods it follows are typical of similar companies in the industry.

     NOTE 3 - SALE OF SUBSIDIARY

          On July 2, 1997, the Company entered into a stock purchase agreement with Road Runner Oil,
          Inc.("RRO") to sell 100% of its interest in its wholly-owned subsidiary, Gavilan Petroleum,
          Inc.("Gavilan"). Gavilan operated oil and natural gas properties. Under the terms of the sale, the
          Company transferred to RRO all of the issued and outstanding stock of Gavilan and in exchange received $25,000 at closing and a promissory note under which it will be paid $50,000 within 30 days of closing; $25,000 within 120 days of closing; and the remaining $50,000 within 180 days of closing. The note is secured by a pledge of the Gavilan stock. The price was negotiated at arms length between the Company and RRO.


          The pro forma effects of the transaction for the year ended December 31, 1996 are as follows:
          Total assets would have been reduced from $4,591,374 to $3,468,599, a decrease of $1,122,775
          (24%). Total liabilities would have been reduced from $1,120,118 to $923,019, a decrease of
          $197,099 (18%). Revenues would have decreased from $224,855 to $11,226, a decrease of
          $213,629 (95%). Net loss before income taxes would have increased from a loss of $550,630 for the year ended December 31, 1996 to a loss of $445,818, a decrease of $104,812 (19%).


     NOTE 4 - CONVERTIBLE DEBENTURE AGREEMENT

          On May 6, 1997, the Company entered into a Convertible Debenture Agreement ("Agreement")
          with Oriental New Investments, Ltd., a Hong Kong corporation ("ONI"). Pursuant to the
          Agreement, on May 13, 1997, the Company issued a 9% Convertible Debenture (the
          "Debenture") to ONI in the principal amount of $150,000. No underwriters or placement agents were utilized by either the Company or ONI in negotiating the Agreement or in issuing the
          Debenture. The Debenture was issued pursuant to the exemption from registration under Section
          5 of the Securities Act of 1933, as amended, provided by Rule 903 of Regulation S.

          Under the terms of the Debenture, payment of interest only is due and payable quarterly commencing July 31, 1997. Payment of the remainder of the accrued interest and all principal under the Debenture is due November 13, 1997 (the "Due Date"). At any time following July 13,
          1997, the holder of the Debenture may elect to convert the principal and accrued interest under the Debenture, in whole or in part, to shares of the Company's common stock at 65% of the average closing bid price as reported on the NASD Electronic Bulletin Board for the ten (10)
          preceding business days. In addition, at any time prior to the Due Date, the Company may elect to prepay, without penalty or premium, the outstanding principal or accrued interest, in whole or in part, upon fifteen (15) days written notice to the holder of the Debenture.

               ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULT OF OPERATIONS


RESULTS OF OPERATIONS

FOR THE THREE MONTH PERIOD ENDED JUNE 30, 1997, COMPARED TO THE THREE MONTHS ENDED JUNE 30, 1996.

     Oil and gas revenue decreased from $55,441 for the three months ended June 30, 1996 to $26,993 for the three months ended June 30, 1997, a decrease of $28,448 (51%). This decrease was primarily due to the sale of the Company's wholly-owned subsidiary, Gavilan Petroleum, Inc., which was effective June 1, 1997.

     Oil and gas production costs decreased from $32,953 for the three months ended June 30, 1996 to $26,496 for the three months ended June 30, 1997, a decrease of $6,457 (20%). This decrease was primarily due to the sale of the Company's wholly-owned subsidiary, Gavilan Petroleum, Inc., which was effective June 1, 1997.

     General and administrative expenses decreased from $109,645 for the three months ended June 30, 1996 to $81,119 for the three months ended June 30, 1997, a decrease of $28,526 (26%). This change was primarily due to a decrease in consulting expenses.

     Depletion, depreciation and amortization decreased from $15,880 for the three months ended June 30,
1996 to $8,905 for the three months ended June 30, 1997, a decrease of $6,975 (44%). This decrease was primarily due to the sale of the Company's wholly-owned subsidiary, Gavilan Petroleum, Inc., which was effective
June 1, 1997.

     Other income (expense) decreased $741,791 from the three months ended June 30, 1997. This decrease was primarily due to a loss of $733,361 which was recorded on the sale of the Company's wholly-owned subsidiary,
Gavilan Petroleum, Inc.

FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1997, COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1996.

     Oil and gas revenue decreased from $99,993 for the six months ended June 30, 1996 to $77,496 for the six months ended June 30, 1997, a decrease of $22,497 (22%). This decrease was primarily due to the sale of the Company's wholly-owned subsidiary, Gavilan Petroleum, Inc., which was effective June 1, 1997.

     Oil and gas production costs decreased from $62,824 for the six months ended June 30, 1996 to $54,653 for the six months ended June 30, 1997, a decrease of $8,171 (13%). This decrease was primarily due to the sale of the Company's wholly-owned subsidiary, Gavilan Petroleum, Inc., which was effective June 1, 1997.

     General and administrative expenses decreased from $230,820 for the six months ended June 30, 1996 to $163,998 for the six months ended June 30, 1997, a decrease of $66,822 (29%). This change was primarily due to a decrease in consulting expenses.

     Depletion, depreciation and amortization decreased from $30,068 for the six months ended June 30, 1996 to $23,817 for the six months ended June 30, 1997, a decrease of $6,251 (21%).
  This decrease was primarily due
to the sale of the Company's wholly-owned subsidiary, Gavilan Petroleum, Inc., which was effective June 1, 1997.

     Other income (expense) decreased $746,997 from the six months ended June 30, 1997. This decrease was primarily due to a loss of $733,361 which was recorded on the sale of the Company's wholly-owned subsidiary,
Gavilan Petroleum, Inc.





LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1997, the Company had cash and other current assets of $344,096 as compared to cash and other current assets of $245,931 at December 31, 1996. The increase of $98,165 was primarily due to proceeds from the sale of the Company's subsidiary, Gavilan Petroleum, Inc., of $150,000 and the issuance of a $150,000 convertible debenture. This increase was partially offset by a loss from operations and payments on notes payable.

     Total debt increased from $182,093 in long-term debt and $185,984 in current portion of long-term debt at December 31, 1996 to $126,786 in long-term debt and $293,635 in current portion of long-term debt at June 30, 1997. This increase was due to the issuance of a $150,000 convertible debenture. The increase was partially offset by a reduction in debt from the sale of Gavilan of $65,139 and principal payments made during the period.

     The Company's primary objective is to complete financing for construction and start-up of its commercial asphalt production facility. The Company is seeking to raise approximately $20,000,000 through a combination of equity and debt or project financing. The Company is evaluating financing alternatives with several investor groups who are in the process of completing their due diligence on the project. No assurance can be given that financing will be available or, if available, that it will be available on acceptable terms. If such funds are raised by issuing equity securities, further dilution to then-existing stockholders may result. If such additional funds are raised through the issuance of debt securities, the Company's cash flows will be required to be devoted to service such debt. If funding is not available, the Company may be required to significantly curtail or cease its operations.



                     PART II. - OTHER INFORMATION


ITEM 1.   LEGAL PROCEEDINGS

          None.

ITEM 2.   CHANGES IN SECURITIES

          None.

ITEM 3.   DEFAULTS UPON SENIOR SECURITIES

          None.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

          None.

ITEM 5.   OTHER INFORMATION

          None.

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K

          The Company filed a Form 8-K on June 11, 1997, to report the issuance of a $150,000 convertible debenture. The Company also filed a Form 8-K on July 2, 1997 to report the sale of its wholly-
          owned subsidiary, Gavilan Petroleum, Inc.


                        PART III. - SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CROWN ENERGY CORPORATION
                                   (Registrant)

Date: August 14, 1997                             By: /s/ JAY MEALEY

                                             Jay Mealey, President

Date: August 14, 1997                             By: /s/ RICHARD S. RAWDIN

                                             Richard S. Rawdin, Vice President
of Finance






                        PART III. - SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                           CROWN ENERGY CORPORATION
                                        (Registrant)


Date: August 14, 1997                             By:

                                             Jay Mealey, Chief Executive Officer

Date: August 14, 1997                             By:

                                             Richard S. Rawdin, Vice President
of Finance